Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, September 3, 2021

HURCO REPORTS THIRD QUARTER RESULTS FOR FISCAL 2021

INDIANAPOLIS, INDIANA – September 3, 2021 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the third fiscal quarter ended July 31, 2021. Hurco recorded net income of $1,568,000, or $0.23 per diluted share, for the third quarter of fiscal 2021, compared to net income of $2,162,000 or $0.32 per diluted share, for the corresponding period in fiscal 2020. For the nine months of fiscal 2021, Hurco reported net income of $4,668,000, or $0.70 per diluted share, compared to a net loss of $2,658,000, or $(0.39) per diluted share, for the corresponding period in fiscal 2020.

Sales and service fees for the third quarter of fiscal 2021 were $54,178,000, an increase of $8,796,000, or 19%, compared to the corresponding prior year period, and included a favorable currency impact of $2,287,000, or 5%, when translating foreign sales to U.S. dollars for financial reporting purposes.  Sales and service fees for the nine months of fiscal 2021 were $166,213,000, an increase of $40,045,000, or 32%, compared to the corresponding prior year period, and included a favorable currency impact of $6,677,000, or 5%, when translating foreign sales to U.S. dollars for financial reporting purposes.  During the nine months of fiscal 2021, sales increased year-over-year in all regions as countries began to lift the government-mandated COVID-19 stay-at-home orders or other similar operating restrictions.

Greg Volovic, Chief Executive Officer, stated, “Hurco’s order levels continue an upward trend. At $66.7 million, global orders increased for the fourth consecutive quarter and represented the second consecutive quarter of orders exceeding $65.0 million - and more in line with pre-pandemic levels. Hurco’s orders outpaced sales in all geographic regions, a trend we typically see during periods of growing global machine tool growth.  The increase in orders this quarter compared to the same quarter in 2020 in our European regions, where we typically sell more higher-performance and higher-margin machine tool products, was particularly robust.  Even with challenges associated with vendor delays and transportation channel capacity, Hurco sales for the third fiscal quarter and fiscal year to date have also increased 19% and 32% over prior year.  I am also very proud of our engineering team for accomplishing a major milestone in providing multi-axis, multi-spindle turning center machine control to our core single platform WinMax control software.  We will build on this success and remain focused on leveraging the strength of our balance sheet to continue to fund innovations in product development, and advanced software capabilities for the next generation machining centers.”

The following table sets forth net sales and service fees by geographic region for the third quarter and nine months ended July 31, 2021 and 2020 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	July 31,				July 31,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Americas	$19,150	$17,870	$1,280	7%	$62,121	$52,045	$10,076	19%
Europe	28,403	19,538	8,865	45%	81,598	54,359	27,239	50%
Asia Pacific	6,625	7,974	(1,349)	(17)%	22,494	19,764	2,730	14%
Total	$54,178	$45,382	$8,796	19%	$166,213	$126,168	$40,045	32%

Sales in the Americas for the third quarter and nine months of fiscal 2021 increased by 7% and 19%, respectively, compared to the corresponding periods in fiscal 2020. The increases in sales in the Americas for the third quarter and nine months of fiscal 2021 were due to an increased volume of machine shipments, both Hurco and Milltronics, and an increase in sales of ProCobots automation solutions.  The improved sales volume of machines primarily reflected increased shipments of Hurco VM and VMX machines as well as Milltronics toolroom machines.

European sales for the third quarter and nine months of fiscal 2021 increased by 45% and 50%, respectively, compared to the corresponding periods in fiscal 2020, and included a favorable currency impact of 10% for each period, when translating foreign sales to U.S. dollars for financial reporting purposes.  The year-over-year increases in European sales were attributable to increased volume of shipments of Hurco and Takumi machines in Germany, the United Kingdom, and Italy, as well as increased shipment of machine tool components and accessories manufactured by our wholly owned subsidiary, LCM Precision Technology S.r.l. (“LCM”). The improved sales volume of machines was primarily attributable to increased shipments of Hurco Lathes, VM and VMX machines.

Asian Pacific sales for the third quarter and nine months of fiscal 2021 decreased by 17% and increased by 14%, respectively, compared to the corresponding periods in fiscal 2020, and included a favorable currency impact of 5% and 6%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes.  The year-over-year decrease in Asian Pacific sales for the third quarter of fiscal 2021 was primarily due to decreased sales of Hurco and Takumi machines in China. The year-over-year increase in Asian Pacific sales for the nine months of fiscal 2021 was primarily attributable to increased shipments of Hurco machines in India and Southeast Asia.

Orders for the third quarter of fiscal 2021 were $66,717,000, an increase of $30,626,000, or 85%, compared to the corresponding period in fiscal 2020, and included a favorable currency impact of $2,889,000, or 8%, when translating foreign orders to U.S. dollars.  Orders for the nine months of fiscal 2021 were $189,755,000, an increase of $71,532,000, or 61%, compared to the corresponding period in fiscal 2020, and included a favorable currency impact of $8,002,000, or 7%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the third quarter and nine months ended July 31, 2021 and 2020 (dollars in thousands):

	Three Months Ended July 31,				Nine Months Ended July 31,
	2021	2020	$ Change	% Change	2021	2020	$ Change	% Change
Americas	$ 23,837	$ 16,315	$ 7,522	46%	$ 66,988	$ 50,400	$ 16,588	33%
Europe	33,998	14,155	19,843	140%	94,194	51,476	42,718	83%
Asia Pacific	8,882	5,621	3,261	58%	28,573	16,347	12,226	75%
Total	$ 66,717	$ 36,091	$ 30,626	85%	$ 189,755	$118,223	$ 71,532	61%

Orders in the Americas for the third quarter and nine months of fiscal 2021 increased by 46% and 33%, respectively, compared to the corresponding periods in fiscal 2020.  The increased order levels reflected a higher demand for all categories of Hurco, Takumi, and Milltronics machines as well as increased demand for ProCobots automation solutions.

European orders for the third quarter and nine months of fiscal 2021 increased by 140% and 83%, respectively, compared to the corresponding prior year periods, and included a favorable currency impact of 17% and 13%, respectively, when translating foreign orders to U.S. dollars.  The year-over-year increases in orders were driven primarily by increased customer demand for Hurco and Takumi machines in Germany, the United Kingdom, France, and Italy, as well as increased demand for LCM machine tool components and accessories.

Asian Pacific orders for the third quarter and nine months of fiscal 2021 increased by 58% and 75%, respectively, compared to the corresponding prior year periods, primarily due to increased customer demand for Hurco vertical milling machines and Takumi machines in China and Southeast Asia.  Asian Pacific orders for the third quarter and nine months of fiscal 2021 included a favorable currency impact of 9% and 10%, respectively, when translating foreign orders to U.S. dollars.

Gross profit for the third quarter of fiscal 2021 was $12,974,000, or 24% of sales, compared to $11,069,000, or 24% of sales, for the corresponding prior year period. Gross profit for the nine months of fiscal 2021 was $39,315,000, or 24% of sales, compared to $26,937,000, or 21% of sales, for the corresponding prior year period.  The year-over-year increase in gross profit as a percentage of sales in the nine month period reflected improved leverage of fixed overhead costs through higher levels of machine sales, improved pricing due to changes in demand and normalized inventory levels, and the favorable impact of foreign currency translation compared to the corresponding prior year periods. Additionally, approximately $406,000, and $1,243,000 of the gross profit improvement for the third quarter and nine months of fiscal 2021, respectively, was a result of recording the employee retention credit extended to the Company under the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and the American Rescue Plan Act of 2021 (the “employee retention credit”). The improvement in gross profit as a percentage of sales is partially offset by recent inflationary increases in cost of materials and high costs associated with transporting finished goods on a global basis.

Selling, general, and administrative expenses for the third quarter of fiscal 2021 were $10,331,000, or 19% of sales, compared to $9,627,000, or 21% of sales, in the corresponding fiscal 2020 period, and included an unfavorable currency impact of $384,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.  Selling, general, and administrative expenses for the nine months of fiscal 2021 were $32,172,000, or 19% of sales, compared to $31,072,000, or 25% of sales, in the corresponding fiscal 2020 period, and included an unfavorable currency impact of $1,133,000, when translating foreign expenses to U.S. dollars for financial reporting purposes.  Selling, general and administrative expenses for the third quarter and nine months of fiscal 2021 continued to trend downward as a percentage of sales from fiscal 2020 as a result of the cost management plans implemented during fiscal 2020 and continued during fiscal 2021.  Additionally, approximately $583,000, and $1,672,000 of the selling, general, and administrative expense reduction for the third quarter and nine months of fiscal 2021, respectively, was a result of recording the employee retention credit.

Operating income for the third quarter of fiscal 2021 was $2,643,000, or 5% of sales, compared to $1,442,000, or 3% of sales, for the corresponding prior year period. Operating income for the nine months of fiscal 2021 was $7,143,000, or 4% of sales, compared to an operating loss of $4,135,000, or (3%) of sales, for the corresponding prior year period.  The year-over-year increases in operating income for the third quarter and nine month period were primarily due to increases in the sales volume of Hurco, Takumi and Milltronics machines, LCM components and accessories and ProCobots automation solutions. As discussed above, operating income for the third quarter and nine months of fiscal 2021 included a benefit of $989,000 and $2,915,000, respectively, related to the employee retention credit recorded during fiscal 2021.

The effective tax rates for the third quarter and nine months of fiscal 2021 were 41% and 36%, respectively, compared to (76%) and 46% in the corresponding prior year periods. The year-over-year change in the effective tax rate was primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, various discrete income tax expense items, and more specifically related to the prior year periods, and changes in income tax laws to address the unfavorable impact of the COVID-19 pandemic.

Cash and cash equivalents totaled $80,471,000 at July 31, 2021, compared to $57,859,000 at October 31, 2020. Working capital was $207,303,000 at July 31, 2021, compared to $200,974,000 at October 31, 2020.  The increase in working capital was primarily driven by the increase in cash and cash equivalents and accounts receivable, which was partially offset by increases in accounts payable and customer deposits.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool.  The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations.  The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the impact of the COVID-19 pandemic and other public health epidemics on the global economy, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, governmental actions and initiatives, including import and export restrictions and tariffs, fluctuations in foreign currency exchange rates, innovations by competitors, the United Kingdom’s withdrawal from the European Union (Brexit), our ability to develop new products and expand product offerings, the ability to protect our intellectual property, quality and delivery performance by our vendors, increases in prices of raw materials, loss of key personnel, our ability to effectively integrate acquisitions, failure to comply with data privacy and security regulations, breaches of our network and system security measures, obsolescence of inventory or impairment of assets due to changes in technology or market demand, negative or unforeseen tax consequences, changes in the LIBOR rate, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020

	(unaudited)		(unaudited)
Sales and service fees	$ 54,178	$ 45,382	$ 166,213	$ 126,168
Cost of sales and service	41,204	34,313	126,898	99,231
Gross profit	12,974	11,069	39,315	26,937
Selling, general and administrative expenses	10,331	9,627	32,172	31,072
Operating income (loss)	2,643	1,442	7,143	(4,135)
Interest expense	2	19	23	69
Interest income	17	14	33	104
Investment income	8	11	154	76
Other income (expense), net	11	(223)	(37)	(933)
Income (loss) before taxes	2,677	1,225	7,270	(4,957)
Provision (benefit) for income taxes	1,109	(937)	2,602	(2,299)
Net income (loss)	$ 1,568	$ 2,162	$ 4,668	($ 2,658)

Income (loss) per common share
Basic	$ 0.23	$ 0.32	$ 0.70	($ 0.39)
Diluted	$ 0.23	$ 0.32	$ 0.70	($ 0.39)
Weighted average common shares outstanding
Basic	6,601	6,595	6,591	6,705
Diluted	6,618	6,604	6,605	6,705

Dividends per share	$ 0.14	$ 0.13	$ 0.41	$ 0.38

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended July 31,		Nine Months Ended July 31,
Operating Data:	2021	2020	2021	2020

	(unaudited)		(unaudited)
Gross margin	24%	24%	24%	21%
SG&A expense as a percentage of sales	19%	21%	19%	25%
Operating income (loss) as a percentage of sales	5%	3%	4%	(3)%
Pre-tax income (loss) as a percentage of sales	5%	3%	4%	(4)%
Effective tax rate	41%	(76)%	36%	46%
Depreciation and amortization	$ 1,034	$ 1,246	$ 3,150	$ 3,418
Capital expenditures	$ 552	$ 325	$ 1,834	$ 1,170

Balance Sheet Data:	7/31/2021	10/31/2020
Working capital	$ 207,303	$ 200,974
Days sales outstanding (unaudited)	43	45
Inventory turns (unaudited)	1.1	0.9
Capitalization
Total debt	--	--
Shareholders' equity	236,927	231,148
Total	$ 236,927	$ 231,148

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	July 31,	October 31,
	2021	2020
ASSETS	(unaudited)
Current assets:
Cash	$ 80,471	$ 57,859
Accounts receivable, net	31,798	27,686
Inventories, net	149,326	149,864
Derivative assets	444	968
Prepaid assets	14,088	13,803
Other	191	1,231
Total current assets	276,318	251,411

Property and equipment:
Land	868	868
Building	7,352	7,352
Machinery and equipment	29,663	29,195
Leasehold improvements	5,152	4,754
	43,035	42,169
Less accumulated depreciation and amortization	(32,047)	(30,248)
Total property and equipment, net	10,988	11,921

Non-current assets:
Software development costs, less accumulated amortization	7,660	7,840
Intangible assets, net	1,645	1,846
Operating lease - right of use assets, net	11,105	11,748
Deferred income taxes	2,682	2,479
Investments and other assets, net	9,348	8,410
Total non-current assets	32,440	32,323
Total assets	$ 319,746	$ 295,655

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 41,857	$ 27,643
Customer deposits	8,194	5,356
Derivative liabilities	909	872
Operating lease liabilities	4,245	4,132
Accrued payroll and employee benefits	7,218	6,931
Accrued income taxes	731	285
Accrued expenses	4,529	4,018
Accrued warranty expenses	1,332	1,200
Total current liabilities	69,015	50,437

Non-current liabilities:
Deferred income taxes	73	131
Accrued tax liability	1,819	1,918
Operating lease liabilities	7,257	7,989
Deferred credits and other	4,655	4,032
Total non-current liabilities	13,804	14,070

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,674,741 and 6,636,906 shares issued and 6,601,406 and 6,565,163 shares outstanding, as of July 31, 2021 and October 31, 2020, respectively	660	657
Additional paid-in capital	62,876	60,997
Retained earnings	174,412	172,484
Accumulated other comprehensive loss	(1,021)	(2,990)
Total shareholders' equity	236,927	231,148
Total liabilities and shareholders' equity	$ 319,746	$ 295,655